  EXHIBIT 99.1

1PM Industries Announces Up-Listing to OTCQB

Beverly Hills, California, January 28, 2016 – 1PM Industries, Inc. (OTC: OPMZ) announced today that the Company's common stock has been up-listed and approved for trading on the OTCQB Venture Marketplace. The Company also reiterated its strategy to create greater opportunity for its shareholders and attract new retail and institutional investors by providing transparency via this up-listing.

"We are extremely excited to announce our up-list to the OTCQB Venture Marketplace," stated Joseph Wade, CEO of 1PM Industries Inc. "This move represents our continued commitment to our shareholders, and we believe that trading on the OTCQB will enhance trading liquidity, broaden our shareholder base and continue to increase market adoption of our business model, thereby enhancing shareholder value."

The OTCQB is considered by the SEC as an "established public market" for the purpose of determining the public market price when registering securities for resale with the SEC. The OTC Pink is not considered as such and most broker dealers will not trade or recommend OTC Pink stocks. Because the OTCQB dramatically increases transparency, reporting standards, management certification and compliance requirements, the majority of broker dealers trade stocks on the OTCQB. Historically this has resulted in greater liquidity and awareness for companies that reach the OTCQB tier.

"We have worked diligently towards this goal, and it exemplifies our commitment to building a great company," Mr. Wade stated. "These milestones open the doors to institutional investors and market makers who were not previously able to buy and sell shares of our company. Meeting the increased compliance and information requirements of OTCQB provides our investors greater confidence in the information we disclose and ensures our commitment to transparency and accountability."

"As we focus on building a business that delivers long term shareholder value, we believe this up-listing will enhance investor accessibility and serve as a stepping stone to meeting the listing requirements to up-list to the OTCQX and for admission to the NASDAQ Stock Exchange or NYSE in the future," states Mr. Wade.

About 1PM Industries.

1PM Industries is a Colorado corporation. The Company's business focuses on the sale and distribution of medical marijuana under the brand award winning Von Baron Farms.

Notice Regarding Forward-Looking Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual and interim reports.

Contacts

1PM Industries, Inc.

(424) 253-9991

info@1pmindustries.com